Exhibit 99.1

NASDAQ:GFED www.gbankmo.com For Immediate Release

Contacts:	Shaun A. Burke, President and CEO or Carter M. Peters, CFO
1341 W. Battlefield
Springfield, MO 65807
417-520-4333

Guaranty Federal Bancshares, Inc.

Announces PRELIMINARY FIRST QUARTER 2014 Financial Results

SPRINGFIELD, MO – (April 16, 2014) – Guaranty Federal Bancshares, Inc., (NASDAQ:GFED), the holding company (the “Company”) for Guaranty Bank, today announces the following results for its first quarter ended March 31, 2014.

First Quarter 2014 Financial Highlights

	Quarter ended
	March 31, 2014	December 31, 2013	March 31, 2013
	(Dollar amounts in thousands, except per share data)
Net income available to common shareholders	$1,055	$1,175	$754

Diluted income per common share	$0.33	$0.42	$0.25
Common shares outstanding	4,260,125	2,732,355	2,732,691
Average common shares outstanding , diluted	3,239,650	2,816,906	2,967,328

Annualized return on average assets	0.83%	0.87%	0.59%
Annualized return on average equity	9.34%	10.81%	7.47%
Net interest margin	3.59%	3.63%	3.33%
Efficiency ratio	71.49%	59.50%	73.63%

Tangible common equity to tangible assets	8.80%	6.19%	6.09%
Tangible book value per common share	$13.21	$14.04	$14.49
Nonperforming assets to total assets	2.45%	3.17%	3.01%

Net income for the quarter ended March 31, 2014 was $1,301,000 as compared to $953,000 for the same quarter in 2013. After preferred stock dividends and accretion, diluted earnings per common share was $0.33 for the quarter, an increase from the $0.25 earned during the same quarter in 2013.

The following key issues contributed to the first quarter results as compared to the same period in 2013:

Net interest income – On the asset side, the Company continues to have pressures on interest income primarily caused by weak loan demand and increasing competition on new and existing credit relationships. The declines in loan balances and increased competition in loan pricing has significantly impacted the ability to maintain loan yield. However, for the first quarter, the Company’s asset yield increased to 4.34% compared to the 4.28% during the same period in 2013. This is primarily due to the recognition of approximately $335,000 of interest income during the quarter on the payoff of a credit relationship that had been classified as non-accrual.

On the liability side, over the last several quarters the Company’s cost of funds improvement has played a major role in its net interest margin expansion. Bank wide efforts to grow lower cost core deposit relationships have been successful and allowed for planned reductions in non-core, wholesale funding and higher cost retail certificates of deposit. The average cost of funds for the quarter was .83% compared to 1.03% during the same period in 2013.

Non-interest income – Non-interest income declined $203,000 during the quarter primarily due to a $263,000 decrease in the Company’s gains on sales of loans in the secondary market compared to the same period in 2013. Long-term interest rates increased significantly during the latter half of 2013 and into the first quarter of 2014, dramatically reducing consumer demand for long-term secondary market mortgage loans. With mortgage interest rates expected to remain near to or climb higher than current levels, management anticipates that secondary market income will remain a significant challenge compared to income recognized in recent quarters.

The quarter was also negatively impacted by the reduction in gains recognized on its investment portfolio. The Company recognized gains of $3,000 on various investments during the quarter compared to $89,000 in the prior year quarter.

Offsetting the decline in mortgage income and investment gains was an improvement in losses on foreclosed assets and increased income from deposit accounts. Losses on foreclosed assets held for sale during the quarter amounted to $16,000 compared to $72,000 during the same period in 2013. Service charges on deposit accounts and debit and credit card interchange income increased a combined $56,000 during the quarter compared to the same period in 2013.

Non-interest expense – Non-interest expense decreased $81,000 over the prior year quarter which is attributable to a decline in salaries and employee benefits of $87,000. This is partially due to a decline in the overall number of staff compared to the prior year quarter and also a decline in mortgage commissions from reduced mortgage volume noted above.

Provision for loan loss expense and allowance for loan losses –Based on its reserve analysis and methodology, the Company recorded a provision for loan loss expense of $200,000 during the quarter, a decline from the $400,000 recognized in the prior year quarter. In addition to the provision for loan loss expense of $200,000 recorded by the Company, loan charge-offs of specific loans (classified as nonperforming) exceeded recoveries by $240,000 during the quarter. Also, the Company experienced a decline in loan balances during the first quarter, as well as fiscal year 2013, that has reduced the allowance for loan loss reserve requirements. The allowance for loan losses as of March 31, 2014 was 1.71% of gross loans outstanding (excluding mortgage loans held for sale) compared to 1.65% as of December 31, 2013. Management believes the allowance for loan losses is at a sufficient level to provide for potential loan losses in the Bank’s existing loan portfolio.

Capital – At March 31, 2014, stockholders’ equity increased to $68,269,000 compared to $50,355,000 at December 31, 2013. Several factors influenced the changes in the Company’s capital position during the quarter.

First, stockholders’ equity increased due to $1,055,000 in net income after preferred stock dividends and accretion for the quarter.

Secondly, on March 7, 2014, the Company closed an underwritten offering of its common stock. The Company raised approximately $17.2 million in gross proceeds by issuing 1,499,999 shares of its common stock, which includes the full exercise of the over-allotment option granted to the underwriters of 195,652 shares, at a price to the public of $11.50 per share. As of quarter end, net proceeds from the sale of the shares, after underwriting discounts and offering expenses incurred to date, were approximately $15.9 million. The Company intends to use the net proceeds from the offering (i) to redeem the remaining 12,000 shares of the Company’s Series A Preferred Stock (further discussed below) and (ii) for working capital and for general corporate purposes, including potential future acquisitions.

Finally, as a result of decreases in market interest rates on many debt securities during the first quarter, the Company experienced an improvement in the value of its investment portfolio. The equity portion of the Company’s unrealized gains on available-for-sale securities increased $808,000 at March 31, 2014 as compared to December 31, 2013.

Due to the increase in stockholders’ equity and the corresponding increase in the number of common shares outstanding discussed above, the Company’s capital ratios have significantly changed. Tangible common equity as a percentage of tangible assets increased 261 basis points to 8.80% at March 31, 2014 compared to 6.19% at December 31, 2013. From the increase in common shares issued, the Company experienced a reduction of $0.83 in book value per common share to $13.21 at March 31, 2014. Finally, from a regulatory capital standpoint, all capital ratios for both the Company and the Bank remain strong and well above regulatory requirements.

Subsequent to quarter end, the Company received approval from the Board of Governors of the Federal Reserve System to redeem the Company’s $12 million of Series A Preferred Stock that currently carries a coupon rate of 9.0% per annum. The Series A Preferred Stock was originally issued to the U.S. Department of the Treasury in January 2009 as part of their Troubled Asset Relief Program’s Capital Purchase Program and was sold to other investors in April 2013 through a public auction. The Company has provided the holders of the Series A Preferred Stock with a formal notice of redemption and given its intentions to redeem on May 7, 2014.

The planned redemption will have no significant impact on the Company’s tangible common equity or tangible book value measurements. However, it will improve the Company’s net income available to common shareholders in future quarters by eliminating all preferred stock dividends.

Nonperforming assets – The Company reduced its nonperforming assets to $15,626,000 as of March 31, 2014 as compared to $19,670,000 at December 31, 2013. This decline during the quarter is primarily due to the payoff of a $3,700,000 non-accrual loan relationship. The subject credit relationship had been in nonaccrual status for approximately three years.

Nonperforming assets as a percentage of total assets was 2.45% as of March 31, 2014 compared to 3.17% as of December 31, 2013 and 3.01% as of March 31, 2013.

Reducing nonperforming assets will continue to be a significant initiative of the Company.

Non-Generally Accepted Accounting Principle (GAAP) Financial Measures

In addition to the GAAP financial results presented in this press release, the Company presents non-GAAP financial measures discussed below. These non-GAAP measures are provided to enhance investors’ overall understanding of the Company’s current financial performance. Additionally, Company management believes that this presentation enables meaningful comparison of financial performance in various periods. However, the non-GAAP financial results presented should not be considered a substitute for results that are presented in a manner consistent with GAAP. A limitation of the non-GAAP financial measures presented is that the adjustments concern gains, losses or expenses that the Company does expect to continue to recognize; the adjustments of these items should not be construed as an inference that these gains or expenses are unusual, infrequent or non-recurring. Therefore, Company management believes that both GAAP measures of its financial performance and the respective non-GAAP measures should be considered together.

Operating Income

Operating income is a non-GAAP financial measure that adjusts net income for the following non-operating items:

●	Gains on sales of available-for-sale securities
●	Losses on foreclosed assets held for sale
●	Charge for loss on deposit accounts
●	Provision for loan losses
●	Provision for income taxes

A reconciliation of the Company’s net income to its operating income for the quarters ended March 31, 2014 and 2013 is set forth below.

	Quarter ended
	March 31, 2014	March 31, 2013
	(Dollar amounts are in thousands)

Net income	$1,301	$953

Add back:
Provision for income taxes	231	232
Income before income taxes	1,532	1,185

Add back/(subtract):
Gains on investment securities	(3)	(89)
Loss on foreclosed assets held for sale	16	72
Loss on deposit accounts	-	231
Provision for loan losses	200	400
	213	614

Operating income	$1,745	$1,799

About Guaranty Federal Bancshares, Inc.

Guaranty Federal Bancshares, Inc. (NASDAQ:GFED) has a subsidiary corporation offering full banking services. The principal subsidiary, Guaranty Bank, is headquartered in Springfield, Missouri, and has nine full-service branches in Greene and Christian Counties and a Loan Production Office in Webster County. In addition, Guaranty Bank is a member of the TransFund ATM network which provides its customers surcharge free access to over 100 area ATMs and over 1,600 ATMs nationwide. For more information visit the Guaranty Bank website: www.gbankmo.com.

The Company may from time to time make written or oral “forward-looking statements,” including statements contained in the Company’s filings with the SEC, in its reports to stockholders and in other communications by the Company, which are made in good faith by the Company pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. When used in this prospectus, words such as “anticipates,” “estimates,” “believes,” “expects,” and similar expressions are intended to identify such forward-looking statements but are not the exclusive means of identifying such statements.

These forward-looking statements involve risks and uncertainties, such as statements of the Company’s plans, objectives, expectations, estimates and intentions, that are subject to change based on various important factors (some of which are beyond the Company’s control). The following factors, among others, could cause the Company’s financial performance to differ materially from the plans, objectives, expectations, estimates and intentions expressed in such forward-looking statements:

● the strength of the United States economy in general and the strength of the local economies in which we conduct operations;

● the effects of, and changes in, trade, monetary and fiscal policies and laws, including interest rate policies of the Federal Reserve, inflation, interest rates, market and monetary fluctuations;

● the timely development of and acceptance of new products and services and the perceived overall value of these products and services by users, including the features, pricing and quality compared to competitors’ products and services;

● the willingness of users to substitute competitors’ products and services for our products and services;

● our success in gaining regulatory approval of our products and services, when required;

● the impact of changes in financial services laws and regulations (including laws concerning taxes, banking, securities and insurance);

● technological changes;

● the ability to successfully manage and integrate any future acquisitions if and when our board of directors and management conclude any such acquisitions are appropriate;

● changes in consumer spending and saving habits;

● our success at managing the risks resulting from these factors; and

● other factors set forth in reports and other documents filed by the Company with the SEC from time to time.

Financial Highlights:

	Quarter ended
Operating Data:	March 31, 2014	March 31, 2013
	(Dollar amounts are in thousands,
	except per share data)

Total interest income	$6,360	$6,419
Total interest expense	1,101	1,428
Net interest income	5,259	4,991
Provision for loan losses	200	400
Net interest income after provision for loan losses	5,059	4,591
Noninterest income	817	1,020
Noninterest expense	4,344	4,426
Income before income taxes	1,532	1,185
Provision for income taxes	231	232
Net income	1,301	953
Preferred stock dividends and discount accretion	246	199
Net income available for common shareholders	$1,055	$754
Net income per common share-basic	$0.33	$0.28
Net income per common share-diluted	$0.33	$0.25

Annualized return on average assets	0.83%	0.59%
Annualized return on average equity	9.34%	7.47%
Net interest margin	3.59%	3.33%
Efficiency ratio	71.49%	73.63%

	At	At
Financial Condition Data:	March 31, 2014	December 31, 2013
Cash and cash equivalents	$49,243	$12,303
Investments	99,201	97,772
Loans, net of allowance for loan losses
3/31/2014 - $7,761; 12/31/2013 - $7,802	446,765	465,003
Other assets	43,872	44,810
Total assets	$639,081	$619,888

Deposits	$491,401	$487,319
Advances from correspondent banks	52,350	55,350
Subordinated debentures	15,465	15,465
Securities sold under agreements to repurchase	10,000	10,000
Other liabilities	1,596	1,399
Total liabilities	570,812	569,533
Stockholders' equity	68,269	50,355
Total liabilities and stockholders' equity	$639,081	$619,888
Equity to assets ratio	10.68%	8.12%
Tangible book value per common share	$13.21	$14.04
Nonperforming assets	$15,626	$19,670